Pulaski Furniture Corporation
                  1996 Salaried Employees' Stock Purchase Plan

                                Text of the Plan

        Section 1. Purpose. This 1996 Salaried Employees' Stock Purchase Plan (the "Plan") is intended to encourage ownership of stock of Pulaski Furniture Corporation (the "Company") by certain salaried employees of the Company and to provide additional incentive to employees to remain with and promote the success of the business of the Company.

        Section 2. Operative Date. The Plan shall become operative on such date as the Board of Directors shall determine following approval by the Company's stockholders.

        Section 3. Definitions. As used in this Plan:

        (1) The basic compensation of a Participant for each payroll period shall be his total base earnings (including commissions) before withholding, excluding overtime payments, extra compensation, bonus payments or other similar payments from the Company and any contribution by the Company to this or any other employee benefit program.

        (2) Board of Directors means the Board of Directors of the Company.

        (3) Committee means a committee of two or more persons appointed by the Board of Directors to administer the Plan with the powers and duties hereinafter stated.

        (4) Continuous employment means employment by the Company that is not interrupted, provided that employment shall not be considered interrupted by reason of absence due to regular vacation, service in the armed forces or under any compulsory manpower act, jury duty, sickness, injury for which compensation is being paid by the Company or its insurer under any workmen's compensation law or any leave of absence granted by the Company, provided that such absence does not continue beyond reasonable periods to be established by the Committee.

        (5) Participant means any employee of the Company who is participating in the Plan.

        (6) The payroll period for any employee shall be the period for which he is customarily compensated by the Company.

        (7) A Plan Year shall commence on the first day of the Company's fiscal year and end on the last day of the Company's fiscal year. In the event the Plan becomes operative on a date other than the first day of the Company's fiscal year, the first Plan Year shall be the period commencing with the date the Plan becomes operative and ending on the last day of the Company's fiscal year.

        (8) Stock means Common Stock of the Company.

        Section 4. Stock Subject to the Plan. The maximum amount of Stock that may be issued pursuant to the Plan shall be 100,000 shares, which number shall be subject to appropriate adjustments by the Board of Directors in the event of stock dividends, split-ups, recapitalizations or combinations.

        Section 5. Eligible Employees. Each salaried employee of the Company (or any corporation of which the Company shall at the time own shares of any class having ordinary voting power for the election of at least one-half

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of the Board of Directors of such corporation) who has reached his eighteenth birthday, who is a resident of Virginia (or any such other state as the Board of Directors may determine in its sole discretion) and who has been continuously employed by the Company for a period of at least five months and who is either not covered by a collective bargaining agreement or who is covered by a collective bargaining agreement incorporating the Plan is eligible for participation in the Plan, except an employee whose customary employment is for less than 20 hours per week or five months per year.

        Section 6. Manner of Participation. Participation in the Plan is entirely voluntary. To become a Participant, an employee shall, not later than 25 days before the beginning of a Plan Year, file a form with his payroll office, known as a "Salaried Employees' Stock Purchase Plan Payroll Deduction Authorization," authorizing payroll deductions from the employee's pay, commencing with the first payroll period of the Plan Year. After an employee has become a Participant in the Plan or in the Salaried Employees' Stock Purchase Plan, his participation in the Plan will continue from year to year thereafter, so long as the Plan continues in effect, until he withdraws from the Plan in accordance with Section 12 hereof.

        Section 7. Payroll Deductions and Employee Accounts. A payroll deduction shall be made from the basic compensation of each Participant for each payroll period in the Plan Year in such percentages as the Participant shall specify in his payroll deduction authorization form, provided that such percentage shall be the same for each payroll period, shall be in multiples of 1% and shall not exceed 8% of the Participant's basic compensation for the payroll period. The percentage specified in the payroll deduction authorization form may not be changed during the Plan Year. An employee may contribute to the Plan only by payroll deduction. The Company shall maintain accounts showing the amount withheld from each Participant's basic compensation pursuant to the payroll deduction authorization for the Plan.

        Section 8. The Company's Contributions. The Company will, at the end of the Plan Year, contribute an amount equal to 60% of the amount withheld from the Participant's basic compensation during the Plan Year for the Plan.

        Section 9. Deductions from Contributions; Purchase of Stock. Before the Company's contributions are credited to each Participant's account, there shall be deducted from such contributions an amount equal to the amount required to be withheld under state and federal income tax laws and F.I.C.A. and comparable charges. The funds in the Participant's account will be applied at the end of the Plan Year to subscribe for shares of Stock at a price equal to the average of the daily average bid and asked prices for the Stock, as quoted by the National Association of Securities Dealers at the close of business on each of the 20 consecutive trading days immediately preceding the last day of the Plan Year. No fractional shares will be issued, and any amount not utilized to subscribe for stock will be credited to the Participant's account for the succeeding Plan Year, or if the Participant does not participate in the Plan for the succeeding Plan Year, such amount will be paid to the Participant.

        Section 10. Distribution of Stock. Certificates representing the number of shares of Stock subscribed for pursuant to the preceding paragraph shall be delivered to the Participants as soon as practicable after the end of the Plan Year. The rights and privileges of a stockholder of the Company shall exist with respect to shares purchased pursuant to the Plan from and after the date of issue of a Stock certificate.

        Section 11. Transferability. The rights of a Participant under the Plan may not be transferred or assigned at any time.

        Section 12. Termination of Participation in Plan and Refund of Credit Balance in Account. A Participant may at any time before the end of the Plan Year and for any reason terminate his participation in the Plan by written notification of his withdrawal therefrom delivered to his payroll office. An employee's participation in the Plan shall also forthwith terminate upon his ceasing to be employed by the Company for any reason other than retirement, or upon his ceasing to be eligible for participation therein. Upon termination of participation in the Plan, the amount credited to the Participant's account pursuant to Section 7 above shall be paid to him or his estate. An employee whose participation in the Plan has terminated may not recommence participation in the Plan until the succeeding Plan Year. In the event of termination of participation in the

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Plan, the employee will forfeit any contribution the Company would have made at the end of the Plan Year.

        A Participant whose employment terminates by reason of retirement may continue as a Participant without making further contributions, until the end of the Plan Year next following the Participant's date of retirement.

        Section 13. Suspension of Withholding. A Participant may suspend his contributions at any time by written notification delivered to his payroll office. In such event, the amount previously contributed by the Participant will continue to be held by the Company until the end of the Plan Year and the Company will make its contributions based on the amount contributed by the Participant before suspension. Any Participant who suspends his contributions to the Plan may not resume contributions during the Plan Year in which the contributions have been suspended.

        Section 14. Expenses; Applications of Funds. All expenses of administering the Plan shall be borne by the Company without charge against any Participant's Plan account. All funds received or held by the Company under this Plan may be used for any corporate purpose.

        Section 15. The Committee. The Committee shall consist of not less than three nor more than five persons chosen by the Board of Directors and may (but need not) include officers or directors of the Company. Vacancies on the Committee from any cause may be filled by the Board of Directors. The Committee may act by a majority of their number and shall keep a written record of all decisions of the Committee. The Committee shall have full power and authority to administer this Plan and to decide all questions regarding its construction and interpretation. The Committee may also pass upon and decide cases presenting unusual circumstances and in so doing shall act in a non-discriminatory manner consistent with and to further the purposes of the Plan. All decisions of the Committee shall be final and binding upon all parties. No member of the Committee shall be liable for any act or omissions in connection with the execution of his duties or the exercise of his discretion hereunder, except when due to his own gross negligence or willful misconduct. The Company shall and hereby does indemnify each member by reason of his membership on the Committee to the same extent and on the same terms as the Company, under its charter and bylaws, indemnifies directors and officers of the Company by reason of their being such directors and officers.

        Section 16. Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia and the validity, construction, interpretation and administration of the Plan and determinations and decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Virginia. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan, or any contribution made or purportedly made under or in connection therewith, must be commenced in and shall be governed by the laws of the Commonwealth of Virginia, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

        Section 17. Employers' Rights Not Affected. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to terminate the employment of any Participant at any time for any reason with or without cause.

        Section 18. Conditions to Rights Under the Plan. No participant or person claiming under or through any Participant shall have any right or interest, whether vested or otherwise, in the Plan or its continuance or in or to the Company's contributions under the Plan, whether such contributions be vested, contingent or otherwise, unless and until all the terms, conditions and provisions of the Plan that affect such contribution shall have been fully complied with as specifically provided in the Plan. No cash or other property shall be segregated or earmarked for any individual employee. The obligation of the Company to issue, or transfer and deliver Stock under the Plan shall be subject to all applicable laws, regulations, rules and orders as in effect from time to time.

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        Section 19. Amendment and Discontinuance. The Plan at any time or from time to time may be terminated, modified or amended by the stockholders or the Board of Directors of the Company in the manner prescribed by the laws of the Commonwealth of Virginia and the rules of the National Association of Securities Dealers, Inc. No termination, modification or amendment of the Plan shall affect a Participant's rights under an outstanding election to purchase shares under the Plan.